The business integration described in this document involve securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail.

Notice of Convocation of

Extraordinary General Shareholders Meeting and

General Meeting of Class Shareholders Constituted by

Common Shareholders

Venue

Tokyo Metropolitan Tama Business Activation Center (Tokyo Tama Mirai Messe) 3-19-2, Myojincho, Hachioji-city, Tokyo

Date and time

10:00 a.m., Friday, November 28, 2025 (Reception will start at 9:00 a.m.)

Resolutions

(Extraordinary General Shareholders Meeting):

Proposed Resolution 1: Partial Amendment to the Articles of Incorporation

Proposed Resolution 2: Issuance of Common Shares and Class A Shares by Way of Third-Party Allotment

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Proposed Resolution 3: Approval of the Share Exchange Agreement between the Company and AIB, LTD.*

(General Meeting of Class Shareholders Constituted by Common Shareholders)：

Proposed Resolution: Approval of the Share Exchange Agreement between the Company and AIB, LTD.*

* AIB, LTD. plans to change its trade name to ARCHION Corporation.

HINO MOTORS, LTD.

Securities Code 7205

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Securities Code 7205

November 13, 2025

(Measures for electronic provision
taken from: November 5, 2025)

To Shareholders with Voting Rights:

Satoshi Ogiso President & CEO,

Member of the Board of Directors

HINO MOTORS, LTD.

1-1 Hinodai 3-chome, Hino-shi, Tokyo

Notice of Convocation of Extraordinary General Shareholders Meeting and

General Meeting of Class Shareholders Constituted by Common Shareholders

Dear Shareholder,

Please refer to the following for information about the upcoming Extraordinary General Shareholders Meeting and General Meeting of Class Shareholders Constituted by Common Shareholders of Hino Motors, Ltd. (“Hino,” or the “Company”).

At the Extraordinary General Shareholders Meeting, Hino will submit the Proposed Resolution 3 “Approval of the Share Exchange Agreement between the Company and AIB, LTD.” as a proposal. In addition, in order to obtain a resolution for this proposal pursuant to Article 322, Paragraph 1, Item 11 of the Companies Act, Hino will hold a General Meeting of Class Shareholders Constituted by Common Shareholders.

Information contained in the Reference Documents for the Extraordinary General Shareholders Meeting and General Meeting of Class Shareholders Constituted by Common Shareholders (matters to which electronic provision measures apply) are provided electronically and posted on the following website on the Internet. Please access the website to confirm the posted information.

Hino’s website (https://www.hino-global.com/corp/for_investors/shareholders/meeting.html)

In addition to the above website, the matters to which electronic provision measures apply are also posted on the website of the Tokyo Stock Exchange (TSE). Please access the following website of the Tokyo Stock Exchange (Listed Company Search), perform a search by entering the issue name (HINO MOTORS) or securities code (7205), and select “Basic Information” and “Documents for public inspection/PR information” to confirm the posted information.

TSE’s website (Listed Company Search) (https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show)

You may exercise your voting rights in writing or by electromagnetic means (via the Internet) instead of attending in person on the day of the meeting. Please review the enclosed Reference Documents and exercise your voting rights by no later than 5:25 p.m. (at the close of our business hours) on Thursday, November 27, 2025 (Japan Time). Thank you very much for your cooperation.

1.	Date and time:	10:00 a.m., Friday, November 28, 2025

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2.	Venue:	Tokyo Metropolitan Tama Business Activation Center (Tokyo Tama Mirai Messe) 3-19-2, Myojincho, Hachioji-city, Tokyo

3.	Meeting Agenda:

(Extraordinary General Shareholders Meeting)

Resolutions:

Proposed Resolution 1: Partial Amendment to the Articles of Incorporation

Proposed Resolution 2: Issuance of Common Shares and Class A Shares by Way of Third-Party Allotment

Proposed Resolution 3: Approval of the Share Exchange Agreement between the Company and AIB, LTD.*

(General Meeting of Class Shareholders Constituted by Common Shareholders)

Resolutions:

Proposed Resolution: Approval of the Share Exchange Agreement between the Company and AIB, LTD.*

-	*AIB, LTD. plans to change its trade name to ARCHION Corporation.

Notes: - If you intend to engage in split voting, please notify the Company to that effect and the reasons for the split voting in writing by November 24, 2025, three days before the Extraordinary General Shareholders Meeting and General Meeting of Class Shareholders Constituted by Common Shareholders.

-	If any revisions are made to the matters to which electronic provision measures apply, the revisions will be posted on the above-mentioned websites on which the matters to which electronic provision measures apply are posted.
-	The results of resolutions for the Extraordinary General Shareholders Meeting and General Meeting of Class Shareholders Constituted by Common Shareholders will be provided on the Company’s website.

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Reference Documents for Extraordinary General Shareholders Meeting

Proposed Resolution 1: Partial Amendment to the Articles of Incorporation

1. Reason for amendment

In order to allow class A shares to be issued, class A shares will be added as a new class of shares, and provisions concerning such class A shares will be newly established, and further, necessary amendments related to becoming a company with class shares will be made. As to the reasons for the issuance of class A shares, please refer to Proposed Resolution 2.

This partial amendment to the Articles of Incorporation shall be effective subject to Proposed Resolution 2 being approved as originally proposed.

2. Details of amendment

The details of amendment are as follows.

(Underlined part indicates amendments)

Current Articles of Incorporation	Proposed Amendments
CHAPTER I GENERAL PROVISIONS	CHAPTER I GENERAL PROVISIONS
Article 1 to Article 4 (Omitted)	Article 1 to Article 4 (The same as the current provision)
CHAPTER II SHARES	CHAPTER II SHARES
Article 5 (Total Number of Authorized Shares)	Article 5 (Total Number of Authorized Shares and Total Number of Authorized Class Shares)
The total number of shares which the Company is authorized to issue shall be 1.4 billion (1,400,000,000) shares.	The total number of shares which the Company is authorized to issue shall be 1.4 billion (1,400,000,000) shares and the total number of authorized class shares of the Company shall be as follows:
Common Shares: 1.1 billion (1,100,000,000) shares
Class A Shares: 0.3 billion (300,000,000) shares
Article 6 (Number of Shares Constituting One Unit and Rights with respect to Shares Constituting less than One Unit)	Article 6 (Number of Shares Constituting One Unit and Rights with respect to Shares Constituting less than One Unit)
The number of shares of the Company constituting one unit of shares shall be one hundred (100).	The number of shares of the Company constituting one unit of shares shall be one hundred (100) for each type of the shares.
2. (Omitted)	2. (The same as the current provision)
Article 7 to Article 10 (Omitted)	Article 7 to Article 10 (The same as the current provision)
(Newly established)	CHAPTER II-2 CLASS SHARES

Article 10-2 (Dividends of Surplus)

If the Company distributes dividends of surplus, it shall pay in cash, for each share of Class A Shares, to the shareholders holding the shares of Class A Shares (the “Class A Shareholders”) or the registered Class A Shares pledgees (the “Registered Class A Shares Pledgees”) who are listed or digitally recorded in the final shareholders register as of the record date for such dividends, the amount of money obtained by multiplying the dividend per share of Common Shares by the Acquisition Ratio in effect at that time (as defined in Article 10-4, Paragraph 2; hereinafter the same) (with any fractional amount less than one yen being rounded down to the nearest whole yen), on a pari passu basis with the shareholders holding the shares of Common Shares (the “Common Shareholders”) or the registered Common Shares pledgees (the “Registered Common Shares Pledgees”).

Article 10-3 (Distribution of Residual Assets)

If the Company distributes residual assets, it shall distribute in cash, for each share of Class A Shares, to the Class A Shareholders or Registered Class A Shares Pledgees, the amount obtained by multiplying the residual asset per share of Common Shares by the Acquisition Ratio in effect at that time (with any fractional amount less than one yen being rounded down to the nearest whole yen), on a pari passu basis with the Common Shareholders or the Registered Common Shares Pledgees.

Article 10-4 (Put Option for Shares of Common Shares)

1. The Class A Shareholders may at any time request the Company to deliver shares of Common Shares in exchange for the acquisition of Class A Shares by the Company. The number of shares of Common Shares of the Company to be delivered per share of Class A Shares in exchange for the acquisition of Class A Shares shall be equal to the number of shares corresponding to the Acquisition Ratio on the date of the request for acquisition. In addition, when calculating the number of Common Shares to be delivered in exchange for the acquisition of Class A Shares, any fraction less than one (1) share shall be rounded down, and no cash payment shall be made as provided in Article 167, Paragraph 3 of the Companies Act.

2. The Acquisition Ratio shall be one (1) to one (1). However, if any of the following events occurs, the Acquisition Ratio shall be adjusted in accordance with the following provisions:

(a) Share split or consolidation

In the event that the Company splits or consolidates its shares of Common Shares, the Acquisition Ratio shall be adjusted in accordance with the following formula:

Acquisition Ratio after Adjustment	=	Acquisition Ratio before Adjustment	×	Number of shares of Common Shares issued immediately after the effective date of a share split or consolidation
Number of shares of Common Shares issued immediately before the effective date of a share split or consolidation

The effective date of the Acquisition Ratio after Adjustment shall be (i) the day following the record date in the case of a share split, or (ii) the effective date of the share consolidation in the case of a share consolidation.

(b) Issuance of Shares of Common Shares

If the Company issues shares of Common Shares or disposes of treasury shares of Common Shares held by the Company (including share allotment without consideration, but excluding (i) issuance or disposal upon the acquisition of shares or stock acquisition rights (including those attached to bonds with stock acquisition rights; the same applies hereinafter in this paragraph 2.) in exchange for the delivery of shares of Common Shares, (ii) issuance or disposal upon the exercise of stock acquisition rights under which shares of Common Shares may be issued, or (iii) the delivery of shares of Common Shares through merger, share exchange, company split, or share delivery; hereinafter referred to as the “Issuance of Common Shares”), at a payment amount less than the market value per share of Common Shares of the Company, the Acquisition Ratio shall be adjusted according to the following formula:

Acquisition Ratio after Adjustment	=	Acquisition Ratio before Adjustment	×	Market value per share of Common Shares	×	Number of shares of Common Shares issued (excluding treasury shares) after the Issuance of Common Shares
Market value per share of Common Shares	×	Number of shares of Common Shares issued (excluding treasury shares) before the Issuance of Common Shares	＋	Paid-in amount per share of the Common Shares newly delivered upon the Issuance of Common Shares	×	Number of shares of Common Shares newly delivered upon the Issuance of Common Shares
In this (b), the term “Market value per share of Common Shares” shall mean: (i) in the event that the Common Shares is listed as of the relevant record date of the Issuance of Common Shares (or in the absence of such record date, the payment date for issuance or disposal of shares of the Common Shares (if a payment period is specified, the last day of such payment period), or, in the case of allotment without consideration, the effective date thereof; the “Adjustment Record Date”), the price equivalent to the average of the daily volume-weighted average price of the Company’s shares of Common Shares in the regular trading on the Tokyo Stock Exchange, Inc. over a period of 30 trading days beginning on the 45th trading day prior to the Adjustment Record Date (fractions less than one (1) yen shall be calculated to the second decimal place and rounded off at the second decimal place); and (ii) in the event that the Common Shares is not listed as of the Adjustment Record Date, the book value per share of the Company’s Common Shares (on a consolidated basis) calculated as of the Adjustment Record Date according to the following formula:
Book value per share of the Company’s Common Shares (on a consolidated basis)	=	Book value based on the final consolidated balance sheet	-	(	The amount of money paid-out after the end of the accounting period of the consolidated balance sheet due to the distribution from surplus or the acquisition of treasury shares	+	Deposit for subscription of new shares and deposit for subscription of treasury shares	+	Stock Acquisition Rights	+	Minority interest	)
Number of shares of Common Shares issued (excluding treasury shares)	＋	Number of shares of Class A Shares issued (excluding treasury shares)	×	Acquisition Ratio

The effective date for the Acquisition Ratio after Adjustment shall be the day following the Adjustment Record Date.

(c) In addition to the cases referred to in (a) and (b) above, if it becomes necessary to adjust the Acquisition Ratio due to an issuance or disposal of shares in a merger, a company split, a share exchange or share delivery, an issuance of stock acquisition rights or an allotment without consideration, or other reasons similar to those referred to in (a) and (b) above, the subsequent Acquisition Ratio shall be reasonably adjusted.

(d) The “Acquisition Ratio before Adjustment” used in (a) and (b) above shall be the Acquisition Ratio effective immediately prior to the application of the Acquisition Ratio after Adjustment.

Article 10-5 (Voting Rights)

The Class A Shareholders shall not be entitled to vote at any General Shareholders Meeting of the Company.

Article 10-6 (General Meetings of Class Shareholders)

1. In the event that the Company takes any of the actions listed in each item of Article 322, Paragraph 1 of the Companies Act, a resolution of the General Meeting of Class Shareholders consisting of the Class A Shareholders shall not be required, except as required by laws and regulations.

2. The provisions of Article 10, Paragraph 1 shall apply mutatis mutandis to General Meeting of Class Shareholders held on the same day as the annual General Shareholders Meeting.

3. Shareholders who are entitled to exercise their rights at the General Meeting of Class Shareholders held on the same day as the extraordinary General Shareholders Meeting shall be those shareholders who are listed or digitally recorded in the final shareholders register as of the record date set for determining the shareholders entitled to exercise their rights at such extraordinary General Shareholders Meeting.

4. The provisions of Articles 11 through 15 shall apply mutatis mutandis to General Meeting of Class Shareholders.

Article 10-7 (Consolidation and Splitting of Shares, Allocation of Shares to be Offered, etc.)

The Company shall not consolidate or split any shares of Class A Shares, unless otherwise provided by laws and regulations. The Company shall not grant the Class A Shareholders the right to receive an allotment of shares to be offered or the right to receive an allotment of share acquisition rights to be offered, nor shall it make any allotment of shares or share acquisition rights to the Class A Shareholders without consideration.

Article 10-8 (Restrictions on Transfer)

The acquisition of shares of Class A Shares of the Company by transfer shall be subject to the approval of the Board of Directors.

Article 11 to Article 34 (Omitted)	Article 11 to Article 34 (The same as the current provision)

Proposed Resolution 2: Issuance of Common Shares and Class A Shares by Way of Third-Party Allotment

Based on the provisions of Article 199 of the Companies Act, as outlined below, we plan to issue, by way of third-party allotment , common shares of the Company (the “Common Shares”) (the “Third-Party Allotment (Common Shares)”) and class A shares of the Company (the “Class Shares”) (the “Third-Party Allotment (Class Shares),” and together with the Third-Party Allotment (Common Shares), the “Third-Party Allotment”). As stated in “2. Purpose of offering” below, we have determined that the issue price in this Third-Party Allotment is not an amount particularly favorable to the allottee under Article 199, Paragraph 3 of the Companies Act. However, we believe it is appropriate to carefully confirm the intent of our shareholders and, out of prudence, we hereby request approval by a special resolution under the Companies Act.

Furthermore, since the issuance of the shares related to this proposed resolution is expected to result in a dilution ratio of 25% or more, we request your approval as the procedure to confirm the intention of the shareholders as provided for in Rule 432 of the Securities Listing Regulations established by Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) and Rule 440 of the Securities Listing Regulations established by Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”).

The issuance of the shares related to this proposed resolution is to be implemented as part of the business integration between the Company and Mitsubishi Fuso Truck and Bus Corporation (“MFTBC”) (the “Business Integration”), with the purpose of using the funds for repayment of the Company’s borrowings from Toyota Motor Corporation (“Toyota” or the “Allottee”), which is a parent company of the Company, thereby improving the Company’s financial condition, such as by way of strengthened capital and enhanced equity ratio, and in turn achieving a smooth implementation of the Business Integration.

1. Outline of offering

(1) Common share

(1) Payment period

From March 27, 2026 to September 26, 2026

The closing of the Business Integration is scheduled for April 1, 2026. However, since the timing of the closing of the Business Integration cannot be determined as of the date of this convocation notice, such payment period for the Third-Party Allotment is the period that is set considering the expected timing of the closing of the Business Integration.

(2) Number of new shares to be issued	270,915,798 shares
(3) Issue price

448 yen per share

The issue price is the simple average (rounded up to the nearest unit) of the closing price (the “Closing Price”) of the Company’s common shares in regular trading on the Tokyo Stock Exchange for the three-month period ending on the business day immediately preceding the date of resolution by the Board of Directors (held on June 10, 2025) regarding the determination of the issue price for the Third-Party Allotment (the “Issue Price Determination Date”) (i.e., from March 10, 2025 to June 9, 2025).

(4) Amount of funds raised	121,370,277,504 yen
(5) Amount of increase in capital and capital reserve	Capital: 60,685,138,752 yen (224 yen per share) Capital reserve: 60,685,138,752 yen (224 yen per share)
(6) Method of offering or allotment (Allottee)	All of the common shares will be allocated to the Allottee by way of third-party allotment.

(7) Other	Under the share subscription agreement executed between the Company and the Allottee (the “Share Subscription Agreement”), the implementation of the Third-Party Allotment will be subject to, inter alia, the following conditions: It is reasonably expected that the Business Integration will be implemented with certainty, that the securities registration statement under the Financial Instruments and Exchange Act will become effective, that this proposed resolution will be approved and that the amendments of the Articles of Incorporation related to Proposed Resolution 1 will be completed. Therefore, if such conditions are not satisfied, the Third-Party Allotment may not be implemented in part or in whole.

(2) Class A shares

(1) Payment period

From March 27, 2026 to September 26, 2026

The closing of the Business Integration is scheduled for April 1, 2026. However, since the timing of the closing of the Business Integration cannot be determined as of the date of this convocation notice, such payment period for the Third-Party Allotment is the period that is set considering the expected timing of the closing of the Business Integration.

(2) Number of new shares to be issued	175,512,774 shares
(3) Issue price	448 yen per share
(4) Amount of funds raised	78,629,722,752 yen
(5) Amount of increase in capital and capital reserve	Capital: 39,314,861,376 yen (224 yen per share) Capital reserve: 39,314,861,376 yen (224 yen per share)
(6) Method of offering or allotment (Allottee)	All of the class A shares will be allocated to the Allottee by way of third-party allotment.
(6) Other

For details, please refer to Proposed Resolution 1.

Dividends of surplus and distribution of residual assets of class A shares are pari passu with those of common shares, and their amounts are calculated by applying the prescribed acquisition ratio (scheduled to be 1:1 unless an adjustment event occurs).

Class A shares have no voting rights and are subject to restrictions on transfer.

Class A shares are subject to a put option in exchange for common shares. The terms and conditions of the issuance of class A shares provide that such put options may be exercised at any time after the date of issuance of class A shares, but pursuant to the provisions of the Share Subscription Agreement, the Allottee shall not exercise its put options with consideration of common shares during the period from the date of issuance of class A shares to the effective date of the Business Integration.

Under the Share Subscription Agreement, the implementation of the Third-Party Allotment will be subject to, inter alia, the following conditions: It is reasonably expected that the Business Integration will be implemented with certainty, that the securities registration statement under the Financial Instruments and Exchange Act will become effective, that this proposed resolution will be approved and that the amendments of the articles of incorporation related to

Proposed Resolution 1 will be completed. Therefore, if such conditions are not satisfied, the Third-Party Allotment may not be implemented in part or in whole.

2. Purpose of offering

By joining forces, the Company and MFTBC aim to enhance the competitiveness of Japanese truck manufacturers, helping to strengthen the foundation of the Japanese and Asian automotive industries. In this way, the holding company to be incorporated by the integration of the Company and MFTBC (the “Integrated Company”) aims to make a meaningful and lasting contribution to society and to stakeholders, which is the ultimate reason for the companies to seek the execution of the Business Integration. Since announcing the execution of the MOU in May 2023, the companies have discussed and investigated the potential synergies the Integrated Company could offer to customers, shareholders, employees and society. Having confirmed that the industrial logic behind the integration is sound, the companies now aim to complete the Business Integration with the scheduled closing date set on April 1, 2026.

As the parent-subsidiary relationship between the Company and Toyota will cease to exist as a result of the Business Integration, the Company’s borrowings of approximately 250 billion yen from Toyota (the amount is the balance as of May 31, 2025; the “Borrowings”), which were made through Toyota’s group finance based on the parent-subsidiary relationship, will need to be settled due to the termination of the financing scheme. By conducting the Third-Party Allotment upon the Business Integration and using the proceeds as funds for the repayment of the Borrowings, the Company will be able to reduce its debt to Toyota, thereby improving the Company’s financial condition, such as by way of strengthened capital and enhanced equity ratio, which will in turn increase the additional external borrowing capacity for an amount equivalent to the Borrowings.

Further, it has been agreed that Toyota and Daimler Truck AG (“Daimler Truck”) shall have an equal level of shareholding ratio in the Integrated Company after the Business Integration, and as such, in order to achieve this, adjustment will be required in regard to the shareholding ratios. Accordingly, as part of such adjustment, it is contemplated that the Company shares will be allotted to Toyota by way of the Third-Party Allotment immediately before the effective date of the Business Integration, and that such allotted shares shall be included in the shares subject to the share exchange to be conducted as part of the Business Integration (the share exchange in which the Integrated Company is the wholly-owning parent company, and the Company is the wholly-owned subsidiary), thereby increasing Toyota’s shareholding ratio in the Integrated Company immediately after the Business Integration. Toyota and Daimler Truck will adjust their respective shareholdings (partial transfer of MFTBC shares from Daimler Truck to Toyota) so that their respective shareholding ratios in the Integrated Company after the Business Integration will be equal. Also, in order to make the shareholding ratio of each company in the Integrated Company be 25% of the total number of issued shares (with respect to the voting right ratio: Toyota, 19.9%; Daimler Truck, 26.7%) within a certain period of time after the effective date of the Business Integration, the shareholding ratio of each company in the Integrated Company will be reduced at the same time as, immediately after, or at any time as mutually agreed upon by Toyota and Daimler Truck following, the effective date of the Business Integration, through a method mutually agreed upon between Toyota and Daimler Truck (for example, through a secondary public offering of the shares of the Integrated Company). In addition, while Toyota will no longer be the parent company of the Company as a result of the Business Integration, given that Toyota is engaged in the light-duty truck business in Japan, from the viewpoint of respecting the independent business operations of the Integrated Company and in light of competition law, it has been determined that it would be appropriate to set the ratio of Toyota’s voting rights in the Integrated Company to be less than 20%. Therefore, it is expected that class A shares, which are non-voting class shares, will be issued in the Third-Party Allotment in addition to common shares, and by using such class A shares, Toyota’s voting rights in the Integrated Company will be adjusted to less than 20%.

Based on the above, the Company has decided to conduct the Third-Party Allotment based on the judgment that it will contribute to the smooth implementation of the Business Integration and, in turn, enhance our corporate value and shareholder value.

3. Reasonableness of terms and conditions of issuance, etc.

(1) Basis and specifics of the calculation of the amount to be paid in

(i) Third-Party Allotment (Common Shares)

The amount to be paid-in for the Third-Party Allotment (Common Shares) is equal to the simple average of the Closing Price for the three-month period ending on the business day immediately preceding the Issue Price Determination Date (from March 10, 2025 to June 9, 2025) (rounded up to the nearest unit). This is because in light of the current unstable stock price situation, it was determined that adopting a certain average stock price, which is a leveled value, is a more objective and reasonable basis for calculation than using the stock price at one specific point in time, as it eliminates special factors such as the temporary stock price fluctuations caused by the U.S. tariff policies, etc. In addition, the Company determined that a one-month average period could be strongly affected by short-term market fluctuations for reasons such as instability in the stock market during that period and speculative reports regarding the Business Integration made in May 2025. On the other hand, in relation to the six-month average, on April 24, 2025 the Company announced its financial results for the fiscal year ended March 31, 2025, which encompasses the historical share prices for an extended period of time up to such announcement of financial results, and thus the Company has determined that adopting the three-month average would more appropriately reflect the corporate value of the Company as of the Issue Price Determination Date. The amount to be paid is a discount of 0.36% from the Closing Price on the business day immediately preceding the Issue Price Determination Date, a discount of 3.66% to 465 yen (rounded up to the nearest unit), which is the average Closing Price for the one-month period up to the business day immediately preceding the Issue Price Determination Date (from May 12, 2025 to June 9, 2025), and a discount of 6.08% to 477 yen (rounded up to the nearest unit), which is the average Closing Price for the six-month period up to the business day immediately preceding the Issue Price Determination Date (from December 10, 2024 to June 9, 2025).

In addition, while the “Guidelines Concerning Handling of Allotment of New Shares to a Third Party” of the Japan Securities Dealers Association stipulate that, when a listed company issues shares through a third-party allotment, the amount to be paid in should, in principle, be not less than the amount obtained by multiplying by 0.9 the share price on the trading day immediately preceding the date of the board resolution regarding the issuance of shares, they also provide that, taking into account the price or trading volume up to the trading day immediately preceding the resolution, the price may be set at not less than the amount obtained by multiplying by 0.9 the average price for the period appropriately required to determine the amount to be paid in (maximum of six months), ending on the trading date immediately preceding the date of such resolution. The amount to be paid in for the Third-Party Allotment (Common Shares) complies with the Guidelines and the Company believes that such amount is not be an amount particularly favorable to the Allottee under Article 199, Paragraph 3 of the Companies Act.

In addition, all four of the Company’s auditors (including two outside auditors) have also expressed the opinion that, for the same reasons as above, the amount to be paid in determined by the above method does not fall under the category of an amount particularly favorable to the Allottee under Article 199, Paragraph 3 of the Companies Act and is therefore lawful.

However, since the Third-Party Allotment (Common Shares) will be implemented as part of the Business Integration and the payment period is scheduled to be from March 27, 2026, to September 26, 2026, the market price of the Company’s common shares may fluctuate significantly by the time of payment. Therefore, depending on the share price fluctuations during that period, there may be a large discrepancy between the amount to be paid in for the Third-Party Allotment (Common Shares), which is the same amount as the simple average of the Closing Price for the three-month period ending on the business day immediately preceding the Issue Price Determination Date, and the market share price at the time of payment. Therefore, although, as stated above, the Company has determined that the amount to be paid in for the Third-Party Allotment (Common Shares) is not particularly favorable to the Allottee, the Company believes it is appropriate to carefully confirm the intent of its shareholders and, out of prudence, the Company plans to implement the Third-Party Allotment (Common Shares) subject to approval by a special resolution at a general meeting of shareholders.

(ii) Third-Party Allotment (Class Shares)

The Company has determined the amount to be 448 yen per share, as result of a full-scale negotiations with the Allottee, in consideration of certain assumptions affecting the value of class A shares, and in comprehensive consideration of the purpose of conducting the Third-Party Allotment, the use of funds, and other factors as described above. With respect to the amount to be paid in, the Third-Party Allotment will reduce the Company’s debt to the Allottee due to the cessation of the parent-subsidiary relationship as resulting from the Business Integration, and will facilitate the Business Integration by improving its financial condition, such as by way of strengthened capital and enhanced equity ratio. Taking these factors into consideration, as well as the progress of discussion with the Allottee regarding the economic terms and conditions regarding the terms of class A shares, the Company has determined that the amount to be paid in for the class A shares is reasonable and does not fall under the category of an amount particularly favorable to the Allottee as set forth in Article 199, Paragraph 3 of the Companies Act. Class A shares are not accompanied by preferred dividends, and the acquisition ratio for the put option in exchange for common shares is scheduled to be 1:1 unless an adjustment event occurs, and hence there is no substantial difference in the terms and economic value of class A shares and common shares of the Company except that class A shares do not have voting rights. Therefore, the Company believes that it is reasonable to set the amount to be paid in for the class A shares at the same amount as the amount to be paid in for the Third-Party Allotment (Common Shares). In addition, all four of the Company’s auditors (including two outside auditors) have opined that, for the same reasons as above, the amount to be paid in determined by the above method does not fall under the category of an amount particularly favorable to the Allottee under Article 199, Paragraph 3 of the Companies Act, and is therefore lawful.

However, since the calculation of the fair value of class shares, which do not have an objective market price, is extremely sophisticated and complicated, and there may be various opinions on the valuation, and the market share price of the Company’s common shares, which is used as a reference in calculating the value of the class A shares, may fluctuate significantly by the time of the payment, the Company cannot completely rule out the possibility that the amount to be paid in (448 yen per share) might be considered particularly favorable to the Allottee. Therefore, out of prudence, the Company determined to implement the Third-Party Allotment (Class Shares) subject to approval by a special resolution at a general meeting of shareholders.

(2) Basis for determining that the number of shares to be issued and the scale of share dilution are reasonable

The number of shares to be issued by the Third-Party Allotment is 446,428,572 (270,915,798 common shares and 175,512,774 class A shares) and the number of corresponding voting rights is 2,709,157. The dilution ratio of the common shares (the denominator of which is 574,580,850 shares, being the total number of shares issued by the Company as of September 30, 2025 (total voting rights of 5,737,678)) is equal to 47.15% (the ratio in terms of voting rights is 47.22% (rounded to the nearest second decimal place) of the total number of voting rights). Class A shares are subject to a put option in exchange for common shares. If this put option is exercised, 175,512,774 common shares will be delivered and the number of corresponding voting rights will be 1,755,127. Assuming that the put option is exercised at this time, the total number of common shares obtained by adding the common shares to be delivered by such exercise of the option to the number of common shares to be issued through the Third-Party Allotment (Common Shares) will be 446,428,572 shares and the number of corresponding voting rights will be 4,464,285, which is 77.70% of the total number of issued shares of the Company (574,580,850 shares) (77.81% (rounded to the nearest second decimal place) of the total number of voting rights of 5,737,678) as of September 30, 2025. Therefore, the Third-Party Allotment is expected to cause a large dilution of the Company’s shares.

However, although such dilution is expected to occur, the Company believes that the Third-Party Allotment will contribute to the smooth implementation of the Business Integration and, in turn, enhance both the corporate value of the Company and the shareholder value of the Company, and that the number of shares to be issued and the scale of dilution of the shares are reasonable in light of the purpose of conducting the Third-Party Allotment and the use of the proceeds as described above.

4. Reason for selecting the Allottee

As stated in “2. Purpose of offering” above, the Third-Party Allotment is to be conducted as part of the Business Integration for the purpose of reducing the Company’s debt to the Allottee following the cessation of the parent-subsidiary relationship as a result of the Business Integration, and to facilitate the Business Integration by improving the Company’s financial condition, such as by way of strengthened capital and enhanced equity ratio. In addition, the Third-Party Allotment is to be conducted for the purpose of adjustment of the voting rights ratio of the Allottee in the Integrated Company after the Business Integration by utilizing non-voting class shares. The Company has therefore selected Toyota as the Allottee.

Proposed Resolution 3: Approval of the Share Exchange Agreement between the Company and AIB, LTD.*

* AIB, LTD. plans to change its trade name to ARCHION Corporation.

At the Board of Directors meeting held on June 10, 2025, the Company has resolved to execute a business integration agreement (the “Business Integration Agreement”) regarding the Business Integration, and the Company, MFTBC, Toyota and Daimler Truck have entered into the Business Integration Agreement as of the same date. Additionally, at the Board of Directors meeting held on October 20, 2025, the Company has resolved to execute a share exchange agreement (the “Share Exchange Agreement”) with AIB, LTD. (the “Integrated Company”) regarding the share exchange, whereby (a) the Integrated Company shall become a wholly-owning parent company and (b) the Company shall become a wholly-owned subsidiary (the “Share Exchange”), as part of the Business Integration. The Share Exchange Agreement was executed on the same date. Please note that the Integrated Company plans to change its trade name from AIB, LTD. to ARCHION Corporation.

Therefore, we hereby request approval of the Share Exchange Agreement. The reason for implementing the Share Exchange, the details of the Share Exchange Agreement, and other matters related to this proposed resolution are as follows.

1. Reason for implementing the Share Exchange

(1) Purpose of the Business Integration

Common to the corporate philosophies of all four companies, i.e., the Company, MFTBC, Toyota and Daimler Truck, is the desire to “contribute to a prosperous society through mobility.” To continue to be an essential force for transformation in the world, the four companies intend to promote the use of environmentally friendly vehicles and increase the value of mobility in global social systems.

Commercial vehicles, which support our daily lives by moving people and goods, are an important form of mobility that can be considered a form of social infrastructure. To create a prosperous mobility society through the use of commercial vehicles, we must solve pending challenges, such as how to achieve carbon neutrality and more efficient logistics. Doing so will require significant investment. As the number of commercial vehicles is smaller than that of passenger cars, it is extremely difficult for each of Japan’s commercial vehicle manufacturers to respond to the Japanese market on their own. To protect the automotive industry and jobs in Japan and Asia, including the Company, we must increase our competitiveness by improving our operational efficiencies in development and production.

By joining forces, the Company and MFTBC aim to enhance the competitiveness of Japanese commercial vehicle manufacturers, helping to strengthen the foundation of the Japanese and Asian automotive industries. In this way, the Integrated Company aims to make a meaningful and lasting contribution to society and to stakeholders.

Since the announcement of the execution of a memorandum of understanding (the “MOU”) by the four companies, i.e., the Company, MFTBC, Toyota (the parent company of the Company), and Daimler Truck (the parent company of MFTBC) in May 30, 2023, the companies have discussed and investigated the potential synergies that the Integrated Company, which will serve as the holding company for the Company and MFTBC, could offer to customers, shareholders, employees and society. Having confirmed that the industrial logic behind the integration is sound, the companies now aim to complete the Business Integration with the scheduled closing date set on April 1, 2026.

<Collaboration details>

■	The Company and MFTBC will integrate on an equal footing and collaborate in the areas of commercial vehicle development, procurement, and production.
■	Daimler Truck and Toyota will each aim to own 25% of the (listed) Integrated Company.
■	The Integrated Company plans to own 100% of the Company and MFTBC.

The name of the Integrated Company, “ARCHION,” embodies the essence of ‘arches’, representing the connection between the companies and their stakeholders, as well as to each other. ‘Eons’ represents the creation of the future of transportation, connecting to a better life for the next generation. Together the concepts were reformed into ‘ARCHION.’

With the aim of ‘delivering the future of commercial mobility,’ ARCHION embodies the shared aspiration of the Company and MFTBC, Toyota and Daimler Truck to contribute to a prosperous society through mobility. The name of the Integrated Company reflects the commitment to enhance business efficiency and sharpen competitiveness through integration, while promoting safe, reliable and environmentally friendly vehicles. At the same time, the ARCHION Group (ARCHION Corporation as the holding company, MFTBC and the Company as operating companies) aims to elevate the value of mobility to society.

In line with this, the ARCHION Group is announcing the first areas of potential synergy initiatives

■	Integrated platform strategy by combining strengths

The ARCHION Group will pursue an integrated platform strategy as the main initiative to enhance competitiveness, leveraging the strengths of the Company and MFTBC to build highly competitive product portfolios under each brand.

The Company and MFTBC will investigate how to synergize their heavy-, medium-, and light-duty vehicle platforms to enhance product competitiveness, improve cost efficiency, and enable faster product launches. Furthermore, utilizing models from both brands ensures a more comprehensive product portfolio for customers, while maintaining the characteristics of each brand.

■	Enhancing efficiency and competitiveness through scale

The Company and MFTBC will actively pursue the integration and streamlining of development, procurement, production, and logistics functions to support the integrated platform strategy, significantly boosting business efficiency through optimal allocation and efficient use of resources. Consolidating development functions allows the reduction of duplicate investments and enables timely integration of product platforms, building a foundation to support future innovation.

By bundling purchase volumes, substantial cost reductions can be achieved across a wide range of direct and indirect procurement categories. The Company and MFTBC will also pursue further efficiency gains through scale benefits achieved by synergizing the platforms.

Additionally, the optimization of production sites and logistics networks will improve costs, quality, and lead times, while advancing the realization of an integrated platform strategy. By the end of 2028, the five domestic truck production sites will be consolidated into three locations: Kawasaki Plant (Kawasaki City, Kanagawa Prefecture), Koga Plant (Koga City, Ibaraki Prefecture), and Nitta Plant (Ota City, Gunma Prefecture) (Note).

The ARCHION Group also aims to advance the consolidation of indirect functions over time to optimize overlaps, achieving both cost efficiency and operational excellence.

(Note)	The Company’s Hamura Plant will be transferred to Toyota as announced in the “Notice Concerning Execution of Agreement Regarding Transfer of Hamura Plant to Toyota Motor Corporation” dated June 10, 2025. The production operations at

MFTBC’s Nakatsu Plant will be consolidated at the Kawasaki Plant.

■	Growth through business transformation and CASE

Resources generated through integration and efficiency improvements will be partially reallocated to investments in the CASE domain. This will enable further business growth and enhanced profitability while meeting customer, shareholder and societal expectations.

Additionally, by leveraging the technological capital and scale advantages of four companies including Toyota and Daimler Truck, the ARCHION Group will develop market-leading products across all ZEV segments. In the area of hydrogen in particular, the ARCHION Group will draw on the combined expertise and cooperation of Toyota and Daimler Truck for the development and wide-spread adoption of world-class fuel cell technology. The combined resources and expertise will also accelerate development in the autonomous driving domain. In the area of connected mobility, the Company and MFTBC will improve solution offerings while effectively utilizing fleet data for better customer value.

Building on the synergies outlined above, the two distinct ‘FUSO’ and ‘HINO’ brands will enhance each other’s value through healthy competition in the market. This will enable the ARCHION Group to provide customers with higher-quality products and continue making sustainable contributions to a wide range of stakeholders.

■	Announcement of key personnel

For the ARCHION Group, it was decided to establish a ‘Chief Technology Officer’ (CTO) position at the Integrated Company level to develop the Group’s future technology roadmap and implement technical synergies through R&D and product/platform architecture.

Mr. Satoshi Ogiso, currently CEO of the Company, has been designated to fill this position, in addition to being designated as an Executive Director.

Furthermore, to establish a financial framework for transparency, performance and capital allocation, Mr. Hetal Laligi, currently Chief Financial Officer (CFO) of MFTBC, has been designated as CFO and Representative Director.

These positions will take effect from the planned business commencement on April 1, 2026, and subject to the necessary approvals and timely closing of the transaction. Until then, both gentlemen will remain in their current roles.

Mr. Kiyotaka Ise, Outside Director of Sumitomo Riko Company Limited, has been designated as a Non-Executive Director along with Mr. Christian Herrmann, Vice President and Head of Corporate Development, Daimler Truck. These positions will also take effect from the planned business commencement on April 1, 2026.

2. Summary of the Business Integration

A. Method of the Business Integration

In the Business Integration Agreement, the Company, MFTBC, Toyota and Daimler Truck have agreed on the method of the Business Integration as outlined below. Please also refer to the reference diagram below for the method of the Business Integration.

(i)	The Company will establish the Integrated Company as its wholly-owned subsidiary (Note 1).
(ii)	The Company will implement the Third-Party Allotment. The Third-Party Allotment is intended (a) to use its proceeds to repay the borrowing from Toyota, the parent company of the Company, and to reduce the Company’s debt to Toyota, thereby improving the Company’s financial position, including strengthening its capital and improving its equity ratio, in order to facilitate the Business Integration and (b) to adjust the voting rights ratio of Toyota in the Integrated Company after the Business Integration to 19.9% (Note 2) by utilizing non-voting class shares. For details, please refer to Proposed Resolution 2.
(iii)	Toyota and Daimler Truck will adjust their respective shareholdings (partial transfer of MFTBC shares from Daimler Truck to Toyota) so that their respective shareholding ratios in the Integrated Company after the Business Integration will be equal.
(iv)	The Share Exchange will be implemented. Upon the Share Exchange, the Company will become a wholly-owned subsidiary of the Integrated Company, and the shareholders of the Company will acquire shares of the Integrated Company.
(v)	A share delivery (the “Share Delivery”) will be implemented so that the Integrated Company shall become the parent company and MFTBC shall become the subsidiary. Upon the Share Delivery, the Integrated Company will acquire all common shares of MFTBC held by all shareholders of MFTBC, and consequently, MFTBC will become a wholly-owned subsidiary of the Integrated Company, and the shareholders of MFTBC will acquire shares of the Integrated Company.
(vi)	The Integrated Company will acquire and cancel all shares of the Integrated Company to be held by the Company through share repurchase or dividend in kind, etc.
(vii)	The common shares of the Integrated Company will be listed on the Prime Market of the Tokyo Stock Exchange.
(viii)	Toyota and Daimler Truck aim to reduce their respective shareholding ratios in the Integrated Company to 25% each of the total issued shares of the Integrated Company within a certain period of time after the effective date of the Business Integration in order to increase the tradeable share ratio of the common shares of the Integrated Company (voting rights ratio: Toyota 19.9% (Note 2), Daimler Truck 26.7%) at the same time as, immediately after, or at any time as mutually agreed upon by Toyota and Daimler Truck following the effective date of the Business Integration, through a method mutually agreed upon between Toyota and Daimler Truck (for example, through a secondary public offering of the shares of the Integrated Company) (the “Shareholding Ratio Adjustment Transaction”).

(Note 1) A preparatory company for the Business Integration (AIB, LTD.) has already been established. AIB, LTD. plans to change its trade name to ARCHION Corporation.

(Note 2) While Toyota will no longer be the parent company of the Company as a result of the Business Integration, given that Toyota is engaged in the light-duty truck business in Japan, from the viewpoint of respecting the independent business operations of the Integrated Company and in light of competition law, it has been determined that it would be appropriate to set the ratio of Toyota’s voting rights in the Integrated Company to be less than 20%.

※Reference Diagram

(i) Current status	(ii) Third-Party Allotment and repayment of borrowing obligations

(iii) Adjustment of shareholdings	(iv) Share Exchange

(v) Share Delivery	(vi) Share repurchase or dividend in kind, etc.

B. Schedule for the Business Integration

The schedule for the Business Integration shall be as below. The date of application for transfer of the shares of MFTBC in connection with the Share Delivery and the effective date of the Business Integration are based on expectations as of the date of this convocation notice and may change in the future depending on the progress of obtaining necessary clearances and regulatory approvals under competition and other laws and regulations in relation to the Business Integration, investigations by authorities or litigation and the like, surrounding the issues regarding the certification on gas emission and fuel efficiency of the Company’s engines (the “Engine Issues”), the status of satisfaction of the conditions precedent in respect of the Business Integration, as provided for in the Business Integration Agreement (including the implementation of the Third-party Allotment and the withdrawal of the Company’s business from certain sanctioned countries) or other reasons.

Execution of the MOU	May 30, 2023
Resolution of a meeting of the Company’s Board of Directors regarding the execution of the Business Integration Agreement	June 10, 2025
Execution of the Business Integration Agreement	June 10, 2025
Date of public announcement of the record date for the general meeting of shareholders of the Company to approve the Share Exchange Agreement”) pertaining to the Share Exchange	September 11, 2025
Record date for the general meeting of shareholders of the Company to approve the Share Exchange Agreement	September 30, 2025
Execution of the Share Exchange Agreement	October 20, 2025
Preparation of the share delivery plan for the Share Delivery (the “Share Delivery Plan”)	November 4, 2025
General meeting of shareholders of the Company to approve the Share Exchange Agreement	November 28, 2025
General meeting of shareholders of the Integrated Company to approve the Share Exchange Agreement	November 4, 2025
General meeting of shareholders of the Integrated Company to approve the Share Delivery Plan	November 4, 2025.
Date of application for transfer of the shares of MFTBC in connection with the Share Delivery	March 17, 2026 (scheduled)
Effective date of the Business Integration (effective date of the Share Exchange and the Share Delivery)	April 1, 2026 (scheduled)

C. Exchange ratio with respect to the Share Exchange and delivery ratio with respect to the Share Delivery

Regarding the Share Exchange, one (1) common share and one (1) class A share of the Integrated Company will be allotted and delivered per common share and class A share (to be issued by way of the Third-Party Allotment) of the Company. For details, please refer to “in “(B) Details of allotment pertaining to the Share Exchange” in “A. Matters related to appropriateness of total number or total amount in respect of consideration for the Share Exchange” in “(1) Matters related to appropriateness of consideration for the Share Exchange” in “3. Outline of matters listed in each item of Paragraph 1 of Article 184 of the Ordinance for Enforcement of the

Companies Act” below.

Regarding the Share Delivery, the Company, MFTBC, Toyota and Daimler Truck have agreed that as of December 31, 2024 (the “Share Delivery Ratio Reference Date”), the equity value ratio of the Company and MFTBC (the equity value ratio of MFTBC’s shares assuming the equity value of the Company is 1; the “Equity Value Ratio”) shall be 1.00:1.70 and that 310 shares of common share of the Integrated Company shall be allocated for one (1) share of common share of MFTBC based on such Equity Value Ratio (such share delivery ratio is hereinafter referred to as the “Share Delivery Ratio”. The Share Delivery Ratio has been agreed upon considering the number of shares to be issued by way of the Third-Party Allotment.). Since the announcement titled “Misconduct concerning Engine Certification” dated March 4, 2022, the Company has disclosed the Engine Issues (please refer to the series of announcements published under the heading “List of Notices to Customers and Announcements regarding the Company’s Certification Issues” (Japanese website: https://www.hino.co.jp/corp/news/2023/ninshohusei_tokusetsu.html on the Company’s website and the Company’s 113th annual securities report dated June 24, 2025 and other materials). Based on the fundamental concept that the shareholders of MFTBC should not bear the risks concerning the Engine Issues, the equity value of the Company, which forms the basis for calculation of the Share Delivery Ratio, reflects the amount of liabilities related to the Engine Issues recorded as provisions and other liabilities as of the Share Delivery Ratio Reference Date, including the provisions for the Engine Issues for North America recorded on the Interim Consolidated Financial Statements for the fiscal year ending March 2025.

D. Special indemnification for the Engine Issues

In addition to general indemnification for breach, etc., of representations and warranties, if, after the Share Delivery Ratio Reference Date, any contingent liabilities related to the Engine Issues that are not recorded as provisions or other liabilities as of the Share Delivery Ratio Reference Date materialize and thereby cause any loss to the Integrated Company, the Company, MFTBC or Daimler Truck or other shareholders of MFTBC that will execute agreements to participate in the Business Integration Agreement and thereby become shareholders of the Integrated Company (including Daimler Truck, hereinafter the “Indemnifiable Shareholders of MFTBC”), the Integrated Company and the Company will owe a monetary indemnity obligation of a certain amount to the Indemnifiable Shareholders of MFTBC for such loss (if any part of such loss is recorded as provisions as of the Share Delivery Ratio Reference Date, limited to the amount that exceeds the relevant provisions). The loss to be indemnified includes impairment of the value of shares of the Integrated Company held by the Indemnifiable Shareholders of MFTBC due to any loss incurred by the Integrated Company, the Company or MFTBC (including impairment due to payment of indemnification money for the special indemnification) and the tax burden incurred by the Indemnifiable Shareholders of MFTBC as a result of their receipt of indemnification money (however, any potential liabilities (a) arising from the Engine Issues that were accrued, incurred, or paid between the Share Delivery Ratio Reference Date and the effective date of the Business Integration and (b) that were not recorded as provisions or other liabilities as of the Share Delivery Ratio Reference Date shall not be subject to the indemnification for tax burden, to the extent of the cumulative amount not exceeding 30 billion yen). Each of the Indemnifiable Shareholders of MFTBC will be entitled to claim indemnification for such loss in proportion to their respective shareholdings in the Integrated Company at the time of claiming indemnification (however, in the case of potential liabilities arising from the Engine Issues (a) that were accrued, incurred, or paid between the Share Delivery Ratio Reference Date and the effective date of the Business Integration and (b) that were not recorded as provisions or other liabilities as of the Share Delivery Ratio Reference Date, the indemnification will be in proportion to their respective shareholdings in the Integrated Company at the time of completion of the Shareholding Ratio Adjustment Transaction; on the assumption that the Shareholding Ratio Adjustment Transaction has been completed, to the extent of the cumulative amount not exceeding 30 billion yen. Furthermore, if the Indemnifiable Shareholders of MFTBC directly incurs a loss resulting from the Engine Issues, the indemnification for the Indemnifiable Shareholders of MFTBC shall cover the full amount of such loss). The claim period for this special indemnification is 15 years from the effective date of the Business Integration.

E. Risks related to success of the Business Integration and the relevant terms

As disclosed previously (please refer to the series of announcements published under the heading “List of Notices to Customers and Announcements regarding the Company’s Certification Issues” (Japanese website: https://www.hino.co.jp/corp/news/2023/ninshohusei_tokusetsu.html) on the Company’s website and the Company’s 113th annual securities report dated June 24, 2025 and other materials), the U.S. Department of Justice and other U.S. authorities have been conducting investigations with respect to potential violations of relevant laws and regulations regarding the certification of the Company’s Model Year 2010 to Model Year 2019 engines for the U.S. market. As disclosed on January 16, 2025, the Company reached a plea agreement with the U.S. Department of Justice on the same date, to resolve its criminal investigations and also reached an agreement on consent decree with the U.S. federal and California government authorities for consolidated civil resolutions. The plea agreement and the consent decree have been approved by the court and are now in effect. In addition, a lawsuit naming the Company and its subsidiaries as defendants in a class action lawsuit has been filed at the U.S. District Court for the Southern District of Florida, claiming damages related to the Company’s vehicles sold in the United States from 2004 to 2021. As disclosed on October 25, 2023, on the same date, the Company and its subsidiaries executed a settlement agreement for a total amount of USD 237.5 million, with persons who purchased or leased on-road vehicles sold or leased in the United States with the Company’s engines from and including engine Model Year 2010 to engine Model Year 2019. A final approval of the settlement agreement by the court was issued on April 1, 2024. Also in Canada, two lawsuits naming the Company and its subsidiaries as defendants in class action lawsuits have been filed and the Company and its subsidiaries executed a settlement agreement for a total amount of CAD 55 million on November 13, 2024, with persons who purchased or leased on-road vehicles sold or leased in Canada with the Company’s engines from and including engine Model Year 2010 to engine Model Year 2019. This settlement agreement became final upon its approval by the Supreme Court of British Columbia on May 6, 2025 and its approval by the Superior Court of Quebec on June 2, 2025. In addition, two lawsuits naming the Company and its subsidiary as defendants in representative action lawsuits have also been filed in Australia, and the Company and its subsidiary executed a settlement agreement for a total amount of AUD 87 million on February 14, 2025, with persons who or which by April 17, 2023, purchased, leased or otherwise acquired an interest in Australia in the Company’s branded vehicle fitted with a diesel engine that was manufactured during the period from January 1, 2003 to August 22, 2022. This settlement agreement became final upon receiving the final approval of the court on July 18, 2025. Furthermore, as disclosed on March 31, 2025, in New Zealand, a lawsuit naming the Company as defendant in a class action lawsuit has been filed, and it is possible that other similar lawsuits may be filed in the United States, Australia, Canada, New Zealand and other jurisdictions in the future.

Regarding the financial impact on the Company in connection with these matters, the Company has recorded an extraordinary loss for losses related to certification in the financial statements for the fiscal year ending March 31, 2025 that cover the costs associated with the potential resolution of the certification issues with the U.S. authorities and the settlement money of the class action lawsuits in Canada and Australia. In addition, the loss recorded as described above does not include costs that the Company may incur in connection with certification issues in countries other than the United States and settlement money, etc. for lawsuits filed in countries other than Canada and Australia. Administrative and criminal penalties, such as fines imposed as a result of the investigations by the aforementioned authorities, claims for damages and market action may have a material adverse effect on the Company’s management, financial condition and cash flow position.

Depending on the extent of the financial impact and the timing at which it becomes known, there are risks that (i) the conditions precedent for the closing of the Business Integration Agreement may not be satisfied, and as a result, the implementation of the Business Integration may not be achieved, and (ii) pursuant to the Business Integration Agreement, the Integrated Company and the Company may be responsible for special indemnification to the Indemnifiable Shareholders of MFTBC. These risks may have a material effect on whether the Business Integration is successfully implemented and the terms of the Business Integration.

Additionally, the implementation of the Business Integration may not be achieved due to the inability to obtain the necessary clearances and regulatory approvals under competition and other laws and regulations and a failure to satisfy the conditions precedent for the Business Integration as provided in the Business Integration Agreement (including the implementation of the Third-Party Allotment and the withdrawal of the Company’s business from certain sanctioned countries).

In addition, if the consolidated net interest-bearing debt, etc. or net working capital of the Company or MFTBC as of the day immediately before the effective date of the Business Integration exceeds or falls below a certain threshold in relation to the forecast amount agreed upon in the Business Integration Agreement, the difference between the actual amount and such forecast amount shall be compensated as follows: if the difference arises for the Company, the Integrated Company and the Company will owe a monetary indemnity obligation of a certain amount to Daimler Truck; if the difference arises for MFTBC, Daimler Truck will owe a monetary payment obligation of a certain amount to MFTBC (in cases where the Integrated Company and the Company owe a monetary payment obligation to Daimler Truck, any impairment of the value of the shares of the Integrated Company held by Daimler Truck due to the payment for the relevant monetary payment obligation is subject to the payment obligation.)

F. Matters related to the listing of the shares after the Business Integration

As of today, the Company’s common shares are listed on the Prime Market of the Tokyo Stock Exchange and the Premier Market of the Nagoya Stock Exchange. It is expected that the common shares of the Integrated Company will be listed on the Prime Market of the Tokyo Stock Exchange as of the effective date of the Business Integration upon the implementation of the Business Integration (the Company does not plan to apply for the Technical Listing on the Premier Market of the Nagoya Stock Exchange). Since the Company will become a wholly-owned subsidiary of the Integrated Company upon the Business Integration, the common shares of the Company are scheduled to be delisted; however, the shareholders of the Company are scheduled to receive the shares of the Integrated Company upon the Business Integration.

Since the Business Integration will be conducted with MFTBC, which is a private company,

there is a possibility that the common shares of the Integrated Company may fall under “An Issue in a Grace Period pertaining to Delisting regarding Ceasing to be a Substantial Survivor due to Merger, etc.” based on the delisting criteria of the Tokyo Stock Exchange (Prime Market). The Company will do its best to ensure that such shares of the Integrated Company are judged to be in compliance with the criteria equivalent to the initial listing examination within the grace period, even if such shares are designated as the issue above.

In order to increase the tradeable share ratio of the Integrated Company to be 35% or more, which would meet the criteria for maintaining a listing on the Prime Market of the Tokyo Stock Exchange, Toyota and Daimler Truck intend to reduce their respective shareholding ratios in the Integrated Company by the Shareholding Ratio Adjustment Transaction so that each company’s shareholding ratio in the Integrated Company will be 25% of the total issued shares.

G. Status of the Integrated Company after the Business Integration

Integrated Company
(i)	Name	ARCHION Corporation
(ii)	Address	Shinagawa-ku, Tokyo
(iii)	Name and Title of Representative	Karl Deppen, Representative Director and Chief Executive Officer (CEO) Hetal Laligi, Representative Director and Chief Financial Officer (CFO)
(iv)	Description of Business	Management control over the business of the Company and MFTBC after the Business Integration (scheduled)
(v)	Stated Capital	The stated capital as of the Business Integration will be determined closer to the date of the Business Integration.
(vi)	Fiscal Year End	March 31
(vii)	Net Assets	Not determined at present.
(viii)	Total Assets	Not determined at present.
(ix)	Governance Structure

The Integrated Company will be a company with an audit and supervisory committee and in addition to directors and a general meeting of shareholders, will have a board of directors, an audit and supervisory committee, and an accounting auditor. In addition, the Integrated Company will also establish a board of executive officers, a voluntary nomination committee, a voluntary compensation committee, etc.

At present, the directors scheduled to be appointed are as follows:

Karl Deppen, Representative Director and Chief Executive Officer (CEO)

Hetal Laligi, Representative Director and Chief Financial Officer (CFO)

Satoshi Ogiso, Director and Chief Technology Officer (CTO)

Kiyotaka Ise, Non-Executive Director

Christian Herrmann, Non-Executive Director

(x)	Board of directors at the time of the Business Integration	The board of directors of the Integrated Company at the time of the Business Integration shall consist of one (1) director nominated by Daimler Truck (who will also serve as an audit and supervisory committee member), one (1) executive director nominated by the Company, one (1) executive director nominated by MFTBC, and one (1) executive director, four (4) independent outside directors (three (3) of whom will also serve as audit and supervisory committee members) and one (1) director (who will also serve as an audit and supervisory committee member) to be determined by mutual agreement among the four companies , totaling nine (9) members.
(xi)	Right to appoint directors, etc., after the Business Integration

After the Business Integration, as long as Daimler Truck holds 10% or more of the voting rights of the Integrated Company, Daimler Truck shall have the right to nominate one (1) director (who shall also serve as an audit and supervisory committee member and a nomination committee member at the least) of the Integrated Company.

After the Business Integration, as long as Toyota holds 10% or more of the voting rights of the Integrated Company, the Integrated Company or Daimler Truck may, at any time, request Toyota to recommend or introduce one (1) director candidate who shall serve as an audit and supervisory committee member (a “Toyota Background Candidate”). The Integrated Company may, at its discretion, appoint a Toyota Background Candidate as a director of the Integrated Company.

After the Business Integration, as long as Daimler Truck holds 10% or more of the voting rights of the Integrated Company, the Integrated Company shall ensure that the number of independent outside directors shall not fall below the total number of executive directors and directors appointed by Daimler Truck and the Toyota Background Candidate by two (2) or more, unless the four companies separately agree otherwise.

(xii)	Lock-up and right of first refusal	In principle, Toyota and Daimler Truck may not transfer their shares of the Integrated Company (excluding through the Shareholding Ratio Adjustment Transaction, etc.; after the Shareholding Ratio Adjustment Transaction, Toyota and Daimler Truck will each hold 25% of the total issued shares of the Integrated Company.) for a 60-month period from the effective date of the Business Integration (the “Lock-up Period”), and have agreed that they may transfer their shares of the Integrated Company after the Lock-up Period has lapsed. On the other hand, Toyota and Daimler Truck have agreed in principle to grant each other a right of first refusal with respect to the transfer of the shares.

Other details of the Integrated Company and other statuses after the Business Integration will be determined through discussions between the four companies, i.e., the Company, MFTBC, Toyota and Daimler Truck.

2. Outline of Share Exchange Agreement

The contents of the Share Exchange Agreement that the Company executed with the Integrated Company are as follows:

SHARE EXCHANGE AGREEMENT (copy)

AIB, LTD. (“HoldCo”) and HINO MOTORS, LTD. (“Hino”) hereby execute this share exchange agreement (this “Agreement”) as set forth herein.

Article 1 (Share Exchange)

HoldCo and Hino shall implement the share exchange (the “Share Exchange”) in accordance with the provisions of this Agreement, whereby HoldCo shall become Hino’s wholly-owning parent company in the share exchange and Hino shall become HoldCo’s wholly-owned subsidiary in the share exchange.

Article 2 (Trade Names and Addresses of Wholly-Owning Parent Company in Share Exchange and Wholly-Owned Subsidiary in

Share Exchange)

The trade names and addresses of HoldCo and Hino are as follows, respectively.

HoldCo (wholly-owning parent company in the share exchange)

Trade name: AIB, LTD.

Address: 2-12-8, Musashino, Akishima-shi, Tokyo

Hino (wholly-owned subsidiary in the share exchange)

Trade name: HINO MOTORS, LTD.

Address: 3-1-1, Hinodai, Hino City, Tokyo

Article 3 (Shares to be Delivered upon Share Exchange and Allotment Thereof)

1.    Upon the Share Exchange, HoldCo shall deliver to the shareholders of Hino who are listed or recorded in the latest shareholder registry of Hino as of the date immediately preceding the Effective Date, (i) as money or other assets in exchange for common stock of Hino held by such shareholders, the number of shares of common stock of HoldCo calculated by multiplying the total number of shares of common stock of Hino held by the shareholders of Hino by 1 and (ii) as money or other assets in exchange for class A shares of Hino held by such shareholders, the number of shares of class A stock of HoldCo calculated by multiplying the total number of shares of class A stock of Hino held by the shareholders of Hino by 1.

2.    With respect to the allotment of shares of stock of HoldCo to the shareholders of Hino who are listed or recorded in the latest shareholder registry of Hino as of the date immediately preceding the Effective Date that shall be delivered pursuant to the provisions of the immediately preceding paragraph, (i) shares of common stock of HoldCo shall be allotted at the ratio of 1 share of common stock of HoldCo for each share of common stock of Hino held by such shareholders and (ii) shares of class A stock of HoldCo shall be allotted at the ratio of 1 share of class A stock of HoldCo for each share of class A stock of Hino held by such shareholders.

Article 4 (Amount of Stated Capital and Reserves of Wholly-Owning Parent Company in Share Exchange)

The amount of the increases in the stated capital and reserves of HoldCo upon the Share Exchange shall be the amount separately determined by HoldCo pursuant to the provisions of Article 39 of the Regulations on Corporate Accounting.

Article 5 (Effective Date)

1.    The date on which the Share Exchange becomes effective (the “Effective Date”) shall be April

1, 2026 at 9:00 a.m.; provided, however, that the parties may, upon consultation and agreement with each other, change such date in the event it is necessary for the progress of the procedures for the Share Exchange or for any other reason.

2.    Notwithstanding the preceding paragraph, the Share Exchange shall become effective only if the issuance of new shares becomes effective pursuant to the Share Subscription Agreement dated as of June 10, 2025 by and between Hino and TOYOTA MOTOR CORPORATION .

Article 6 (Shareholders’ Meeting Approving Share Exchange Agreement)

1.    HoldCo shall obtain the approval of this Agreement by the shareholders’ meeting as stipulated in Article 795, Paragraph 1 of the Companies Act by the day immediately preceding the Effective Date.

2.    Hino shall obtain the approval of this Agreement by the shareholders’ meeting stipulated in Article 783, Paragraph 1 of the Companies Act by the day immediately preceding the Effective Date.

Article 7 (Cancelation of Treasury Shares)

In accordance with a resolution of the meeting of the Board of Directors that will be held by the day immediately preceding the Effective Date, Hino shall cancel at the time immediately preceding the time HoldCo acquires all of the issued shares of Hino through the Share Exchange (the “Base Time”) all of the treasury shares held by Hino as of the Base Time (including the treasury shares to be acquired by Hino upon the exercise of the appraisal right by the shareholders of Hino in connection with the Share Exchange pursuant to the provisions of Article 785 of the Companies Act).

Article 8 (Change of Terms and Conditions of Share Exchange, etc)

If, during the period after the execution of this Agreement and before the Effective Date, a situation arises that materially obstructs the implementation of the Share Exchange or some other necessities arise, HoldCo and Hino may, upon consultation and agreement with each other, change the contents of this Agreement such as the terms and conditions of the Share Exchange, terminate this Agreement, or cancel the Share Exchange.

Article 9 (Validity of this Agreement)

This Agreement shall cease to have any effect in the event this Agreement is not approved at the shareholders’ meeting of Hino by the day immediately preceding the Effective Date.

Article 10 (Listing of Wholly-Owning Parent Company in Share Exchange)

HoldCo plans to list its shares of common stock on the Prime Market of the Tokyo Stock Exchange on the Effective Date.

Article 11 (Governing Law and Dispute Resolution)

This Agreement is governed by and shall be construed in accordance with the laws of Japan. The Tokyo District Court shall have exclusive jurisdiction in the first instance over any and all disputes in connection with this Agreement.

Article 12 (Matters for Consultation)

In addition to the matters set forth in this Agreement, matters not provided for in this Agreement and any other matters necessary with respect to the Share Exchange shall be determined upon consultation with each other in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate and, upon signing and sealing hereof, each of HoldCo and Hino retains one (1) original hereof.

October 20, 2025

“HoldCo”        2-12-8, Musashino, Akishima-shi, Tokyo

AIB, LTD.

Masatoshi Kono [Seal]

Representative Director

“Hino”             3-1-1, Hinodai, Hino City, Tokyo

HINO MOTORS, LTD.

Satoshi Ogiso [Seal]

President & CEO

3. Outline of matters listed in each item of Paragraph 1 of Article 184 of the Ordinance for Enforcement of the Companies Act

(1) Matters related to appropriateness of consideration for the Share Exchange

A. Matters related to appropriateness of total number or total amount in respect of consideration for the Share Exchange

(A) Method of the Share Exchange

This is a share exchange in which the Integrated Company is the wholly-owning parent company resulting from the share exchange and the Company is the wholly-owned subsidiary resulting from the share exchange. The Share Exchange is scheduled to be implemented subject to the effectuation of the Third-Party Allotment, following the approval of this proposed resolution.

(B) Details of allotment pertaining to the Share Exchange

	Integrated Company (Wholly-owning parent company resulting from the Share Exchange)	Company (Wholly-owned subsidiary resulting from the Share Exchange)
Allotment ratio for the Share Exchange	1	1
Number of shares to be delivered in the Share Exchange	Common shares of the Integrated Company: 845,069,664 shares (scheduled) Class A shares of the Integrated Company: 175,512,774 shares (scheduled)
(Note)	1. Allotment ratio for the Share Exchange

Based on the Share Exchange Agreement, one (1) common share and one (1) class A share of the Integrated Company will be allotted and delivered per common share and class A share (to be issued by way of the Third-Party Allotment) of the Company, respectively.

2. Number of shares to be delivered in the Share Exchange

The Integrated Company, upon the Share Exchange, plans to allot and deliver 845,069,664 common shares and 175,512,774 class A shares of the Integrated Company. The number of such shares is the planned number of shares calculated by subtracting the number of treasury shares (426,984 common shares) from the total number of issued shares (574,580,850 common shares) of the Company as of September 30, 2025, and adding the number of shares to be issued by way of the Third-Party Allotment (270,915,798 common shares and 175,512,774 class A shares).

In addition, with respect to the treasury shares held by the Company (including treasury shares to be acquired by the Company in response to an exercise of appraisal rights under Article 785 of the Companies Act upon the Share Exchange) as of the time immediately before the time on which the Integrated Company acquires all of the Company’s issued shares through the Share Exchange (the “Reference Time”), the Company plans to cancel all of such treasury shares at the Reference Time by a resolution of the Board of Directors to be held by the day immediately before the effective date of the Share Exchange. The total number of shares of the Integrated Company to be allotted and delivered upon the Share Exchange may be changed in the future due to reasons such as the acquisition or cancellation of the treasury shares by the Company.

3. Treatment of shares constituting less than one unit

The Company’s shareholders who are allotted common shares of the Integrated Company constituting less than one unit (100 shares) (the “Shares Less than One Unit”) upon the Share Exchange may not sell their Shares Less than One Unit on any stock exchanges. The Company’s shareholders who hold the Shares Less than One Unit of the Integrated Company may, pursuant to the provisions of Paragraph 1 of Article 192 of the Companies Act, demand that the Integrated Company purchase the

Shares Less than One Unit that they hold.

4. Treatment of fractions less than one share

Not applicable.

5. Outline of class A share of the Integrated Company

The terms of the class A shares of the Integrated Company will be the same as those of the class A shares to be issued by the Company by way of the Third-Party Allotment.

6. Others

The Integrated Company has resolved to grant, after the reference date in respect of the voting rights at the ordinary general meeting of shareholders of Integrated Company to be held in June 2026 and subject to the effectuation of the Share Exchange and Share Delivery, voting rights, to be exercised at such ordinary general meeting of shareholders, to persons who will obtain the common shares of the Integrated Company upon the Share Exchange and the Share Delivery. (For details, please refer to timely disclosure announced on November 4, 2025.)

(C) Grounds for details of allotment pertaining to the Share Exchange

The share exchange ratio shall be set at 1:1 because the Share Exchange is intended to implement the Business Integration solely for the purpose of reversing the wholly-owned parent-subsidiary relationship, so that the Integrated Company, which will first be established as a wholly-owned subsidiary of the Company, will then become the wholly-owning parent company resulting from the Share Exchange and the Company will become a wholly-owned subsidiary resulting from the Share Exchange. Therefore, the Company did not obtain a calculation report on the share exchange ratio for the Share Exchange from a third-party valuation institution independent of the Integrated Company and the Company.

B. Reasons for selecting the asset types which are to constitute the consideration for the Share Exchange

The Company and the Integrated Company have selected the common shares and the class A shares of the Integrated Company, which will become the wholly-owning parent company resulting from the share exchange, as the consideration for the Share Exchange.

Following the Share Exchange with the Company, the Integrated Company will apply for new listing on the Tokyo Stock Exchange, and the common shares of the Integrated Company will be listed on the Tokyo Stock Exchange through a so-called technical listing (Article 2, Item 73 and Article 208 of the Securities Listing Regulations of the Tokyo Stock Exchange) on April 1, 2026 (scheduled), which is the effective date of the Share Exchange. The Company has determined that it would be appropriate to use the common shares and the class A shares of the Integrated Company, which will become the Company’s holding company, as the consideration for the Share Exchange since: (a) the common shares of the Integrated Company that will be allotted to the shareholders of the Company upon the Share Exchange will be listed on the Tokyo Stock Exchange after the delisting of the Company shares, and therefore they will still be tradable at the financial instruments exchange markets after the effective date of the Share Exchange and it is expected that the Company will be able to continue to ensure liquidity of stock to its shareholders; (b) the Company believes that, if the shareholders of the Company receive the common shares of the Integrated Company as the consideration for the Share Exchange, the shareholders of the Company will be able to obtain the benefits accompanying the improvement in the corporate value of the whole Integrated Company Group resulting from synergies brought by the Business Integration; and (c) the Company considers that it will be appropriate to set Toyota’s voting ratio in the Integrated Company at less than 20% from the viewpoint of respecting the independent business operations of the Integrated Company and in light of competition law.

C. Matters to be noted to avoid harming the interests of shareholders of the Company

(A) Measures to ensure fairness

While the Integrated Company is not a controlling shareholder of the Company and the Business Integration is an integration between the Company and MFTBC, Toyota, which is the Company’s parent company, is also involved in promoting and implementing the Business Integration. Therefore, the Company has determined that it is necessary to ensure fairness as it is appropriate to treat the Business Integration in the same manner as transactions, etc., with the controlling shareholder. In light of this, the Company is implementing the following measures to ensure fairness in the Business Integration, which includes the Share Exchange.

(i) Advice from an independent financial advisor and obtaining a calculation report prepared by third party valuation institution

The Company has retained Nomura Securities Co., Ltd. (“Nomura Securities”) as a financial advisor in the Business Integration, and received advice from a financial perspective. In addition, the Company has obtained a calculation report prepared by Nomura Securities as a third party valuation institution on the Share Delivery Ratio. (As stated in “(C) Grounds for details of allotment pertaining to the Share Exchange” in “A. Matters related to appropriateness of total number or total amount in respect of consideration for the Share Exchange” above, the Company did not obtain a calculation report on the share exchange ratio under the Share Exchange from a third party valuation institution that is independent from the Integrated Company and the Company.) In addition, Nomura Securities does not have any significant interests in the Company, MFTBC, Toyota or Daimler Truck.

(ii) Advice from an independent legal advisor

The Company has retained Nagashima Ohno & Tsunematsu as a legal advisor in the Business Integration, and received legal advice on various procedures related to the Business Integration, decision-making methods and decision-making processes, etc. Nagashima Ohno & Tsunematsu does not have any significant interests in the Company, MFTBC, Toyota or Daimler Truck.

(B) Measures to avoid conflicts of interest

As described in “(A) Measures to ensure fairness” above, it is appropriate to treat the Business Integration in the same manner as transactions, etc. with the controlling shareholder and, given that there is a structure in which conflicts of interest may arise between the Company and Toyota, the Company is implementing the following measures to avoid conflicts of interest.

(i) Obtaining a report from the Special Committee that has no interests in the Company

In order to take care in making decisions regarding the promotion and implementation of the Business Integration prior to deliberation and resolution whether or not to approve the Business Integration and in order to eliminate any possibility of arbitrariness and conflicts of interest in the decision-making process of the Company's Board of Directors regarding the Business Integration and to ensure the fairness of the decision-making process, as well as to obtain an opinion on whether there is any disadvantage to its minority shareholders from the decision of its Board of Directors to promote and implement the Business Integration, the Company consulted with the Special Committee of the Company (the “Special Committee”) which was established in FY2022 in order to determine the appropriateness of material transactions with Toyota Group.

Firstly, the Special Committee submitted a report dated May 29, 2023 to the Company’s Board of Directors concerning the execution of the MOU and promotion of the Business Integration to the effect that (a) the purposes of the Business Integration would be legitimate and reasonable to a certain extent; (b) there are no special circumstances where the terms and conditions of the Business Integration would be inappropriate; (c) the procedures for the Business Integration would be fair; and, (d) it would not be disadvantageous to the Company’s minority shareholders to adopt a resolution of the Board of Directors to execute the MOU and promote the Business Integration taking (a) through (c) above into consideration.

After the execution of the MOU, the Company consulted the Special Committee again regarding the execution of the Business Integration Agreement and the implementation of the Business Integration. The Special Committee consists of four (4) members: Mr. Motokazu Yoshida, Mr. Koichi Muto, Mr. Masahiro Nakajima and Ms. Shoko Kimijima, who are outside directors and independent officers having no interests in the Company, MFTBC, Toyota or Daimler Truck. The Company asked the Special Committee for examination and determination on (a) the legitimacy and reasonableness of the purpose of the Business Integration, (b) the appropriateness of the terms and conditions of the Business Integration, (c) the fairness of the procedures for the Business Integration, and (d) whether the implementation of the Business Integration would be disadvantageous to minority shareholders of the Company, taking (a) through (c) above into consideration, and providing its opinion to the Company’s Board of Directors (collectively, the “Consulted Matters”). In addition to Mr. Motokazu Yoshida, Mr. Koichi Muto and Mr. Masahiro Nakajima, who have been members since the initial establishment of the Special Committee in FY2022, the Company has appointed Ms. Shoko Kimijima, who assumed office as an outside director from June 2023, as a member of the Special Committee (the chairman of the Special Committee is Mr. Motokazu Yoshida), and, since then, the Company has not changed any of the members of the Special Committee when conducting consultations concerning the Business Integration. The compensation for services of each member does not include any contingency fee that is subject to public announcement, decision or implementation, etc. of the Business Integration.

The Company has also resolved that the decision-making by its Board of Directors regarding the Business Integration shall be made with maximum respect for the opinions of the Special Committee, and that if the Special Committee determines that the Business Integration is disadvantageous to the Company’s minority shareholders, the Company’s Board of Directors shall not decide to implement the Business Integration. Further, the Company’s Board of Directors has resolved (a) to grant authority to the Special Committee to appoint its own advisors, in which case the reasonable costs of such advisors shall be borne by the Company, and (b) to ensure that the Special Committee is in a position to substantially influence the negotiation process regarding the terms and conditions of the transactions by, for example, reporting to the Special Committee in a timely manner on the status of negotiations, hearing the opinions of the Special Committee at important junctures and negotiating upon taking into consideration any requests from the Special Committee.

The Special Committee for the Business Integration, in relation to the execution of the Business Integration Agreement, carefully considered the Consulted Matters by holding 19 meetings in total during the period from August 8, 2024 to June 10, 2025, collecting information and holding discussions from time to time as required. In addition, after considering independence, expertise and experience, the Special Committee appointed Plutus Consulting Co., Ltd. (“Plutus”) as its own financial advisor, independent of the Company, MFTBC, Toyota and Daimler Truck, and Anderson Mori & Tomotsune as its own legal advisor, independent of the Company, MFTBC, Toyota and Daimler Truck, as they did upon the examination regarding the execution of the MOU.

Based on the foregoing, the Special Committee has received timely explanation from, and conducted question-and-answer sessions, etc. with, the Company, the Company’s financial advisor, Nomura Securities, and the Company’s legal advisor, Nagashima Ohno & Tsunematsu, concerning the negotiation process and decision-making process of various terms and conditions of the Business Integration, including the significance of the Business Integration, the expected synergies, the scheme of the Business Integration, and the Share Delivery Ratio of the Business Integration; and through such process, the Special Committee has verified the reasonableness thereof. Furthermore, based on advice from its financial advisor, Plutus, and its legal advisor, Anderson Mori & Tomotsune, the Special Committee has been involved in the negotiation process by providing its opinions at important junctures and giving instructions and requests to the Company.

Under such circumstances, the Special Committee, on the premise of each of the above explanations, advice from its advisors and other materials for consideration, carefully deliberated and examined the Consulted Matters, and submitted to the Company’s Board of Directors a report dated June 10, 2025 to the effect that (a) the purposes of the Business Integration would be legitimate and reasonable to a certain extent; (b) there are no special circumstances where the terms and conditions of the Business Integration would be inappropriate; (c) the procedures for the Business Integration would be fair; and, (d) it would not be disadvantageous to the Company’s minority shareholders to execute the Business Integration Agreement and implement the Business Integration taking (a) through (c) above into consideration.

(ii) Approval of all directors who have no interest in the Company

All directors of the Company excluding Mr. Jun Nagata attended the Company’s Board of Directors meeting held June 10, 2025 and all members in attendance deliberated on and resolved to approve the execution of the Business Integration Agreement. Of the Company’s directors, Mr. Jun Nagata, who had been an operating officer of Toyota until December 2024 and, as of the date of this convocation notice, 2025, dispatched from Toyota (part-time contract employee) to the Company as a director, has, or is likely to have, a conflict of interest in relation to the Business Integration. Therefore, he did not participate in discussions and negotiations regarding the Business Integration, and did not participate in deliberations regarding the execution of the Business Integration Agreement at the Company’s Board of Directors meeting.

D. Matters regarding appropriateness of the stated capital and reserves of the Integrated Company,

which will become the wholly-owning parent company resulting from the share exchange

Under the Share Exchange, the respective amounts of (a) the increase in the stated capital and (b) the increase in the reserves of the Integrated Company shall be the amounts separately determined by the Integrated Company pursuant to the provisions of Article 39 of the Regulations on Corporate Accounting. The Company considers these to be reasonable, as they will be determined within the scope of laws and regulations with comprehensive consideration and assessment of the financial status, capital policy, and other factors in respect of the Integrated Company.

(2) Matters for reference regarding the consideration for the Share Exchange

A. Provisions of the Articles of Incorporation of the Integrated Company

Please refer to the following for the current provisions of the Articles of Incorporation of the Integrated Company. The common shares of the Integrated Company are scheduled to be newly listed (technical listing) on the Tokyo Stock Exchange on April 1, 2026, and the Integrated Company plans to amend its Articles of Incorporation in preparation for such listing.

ARTICLES OF INCORPORATION

OF

AIB, LTD.

CHAPTER I. GENERAL PROVISIONS

Article 1. Corporate Name

The name of the Company shall be AIB Kabushikigaisha. In English, the Company shall be called AIB, LTD.

Article 2. Objectives and Purposes

The objectives and purposes of the Company shall be to engage in the following businesses:

1.       The business of controlling and managing the business activities of companies by holding their shares.

2.       All other businesses related to or connected with the activities described in the preceding paragraph.

Article 3. Location of Head Office

The Company shall have its head office in Akishima-shi, Tokyo.

Article 4. Method of Public Notice

All public notices of the Company shall be made by publishing such notices in the Official Gazette (Kampo).

CHAPTER II. SHARES

Article 5. Total Number of Shares Which the Company is Authorized to Issue

The total number of shares which the Company is authorized to issue shall be ten (10) shares.

Article 6. Non-issuance of Share Certificates

1.       The Company shall not issue share certificates representing its issued shares.

2.       A shareholder or registered stock pledgee may demand that the Company deliver to such shareholder or registered stock pledgee a document describing the matters listed or recorded in the shareholders’ register with respect to such shareholder or registered stock pledgee, or provide the electromagnetic file in which the relevant matters are recorded.

Article 7. Restriction on Transfer of Shares

No shares of the Company may be acquired through share transfer without obtaining approval at a general meeting of shareholders.

Article 8. Determination of Offering Terms, Etc. in Granting a Right to Receive the Allotment of Shares, Etc. to Shareholders

In the event the Company offers its shares (including treasury shares to be disposed of) or stock acquisition rights, if the Company grants the right to receive the allotment of such shares or stock acquisition rights to shareholders, the Company shall determine, through a determination by the director (a determination by a majority of the directors if there are two (2) or more directors), the (i) offering terms, (ii) grant of the right to receive the allotment of offered shares or offered stock acquisition rights to shareholders and (iii) due date for application of subscription for the offered shares or offered stock acquisition rights.

Article 9. Notification by Shareholders, Etc.

1.       Shareholders and registered stock pledgees, or their judicial agents or representatives, shall notify the Company of their names and addresses.

2.       The Company shall likewise be notified of any changes in the matters prescribed in the preceding paragraph.

Article 10. Record Date

1.       The shareholders, whose names are listed or recorded in the shareholders’ register as of the close of the last day of every business year, shall be those who are entitled to exercise their rights at the ordinary general meeting of shareholders pertaining to the said business year.

2.       In addition to the case prescribed in the preceding paragraph and Article 25, Paragraph 1, if it is necessary to determine the persons who are entitled to exercise their rights as shareholders or registered stock pledgees, the Company may determine, through a determination by the director (a determination by a majority of the directors if there are two (2) or more directors), a certain date (hereinafter referred to as the “Record Date”) to presume that the shareholders or registered stock pledgees listed or recorded in the shareholders’ register as of the close of the Record Date (hereinafter collectively referred to as the “Record Date Shareholders”) are those who are entitled to exercise their rights. In the event the Company determines the Record Date, the Company shall determine the details of the rights which the Record Date Shareholders may exercise (the term for exercising such rights is within three (3) months following the Record Date). In addition, when the Company determines the Record Date, the Company shall give public notice of (i) the said Record Date and (ii) the details of the rights which the Record Date Shareholders may exercise, as stipulated in this paragraph, at least two (2) weeks prior to the said Record

Date.

CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 11. General Meetings of Shareholders

General meetings of shareholders shall have the power and authority to resolve matters provided by laws and regulations and all the matters relating to the organization, operation, management of and other matters concerning the Company.

Article 12. Convening of General Meetings of Shareholders

1.       An ordinary general meeting of shareholders shall be convened within three (3) months from the day following the last day of every business year.

2.       An extraordinary general meeting of shareholders may be convened whenever necessary.

Article 13. Authority to Convene General Meetings of Shareholders

Except as otherwise provided by laws and regulations, general meetings of shareholders shall be convened by the Representative Director (if there are two (2) or more Representative Directors, by any one of them) pursuant to a determination by a majority of the directors; provided, however, that if the Representative Director (if there are two (2) or more Representative Directors, any one of them) is unable to convene a general meeting of shareholders, the general meeting of shareholders shall be convened by another director in accordance with an order previously determined by a majority of the directors.

Article 14. Notice of Convocation of General Meetings of Shareholders

1.       A notice of the convocation of a general meeting of shareholders shall be dispatched to each shareholder (excluding shareholders who are not entitled to exercise their voting rights for all of the agenda items to be resolved at such meeting, and the same shall apply to the rest of this Article) at least three (3) days prior to the date of such meeting (provided, however, that if shareholders who will not attend the general meeting of shareholders are allowed to exercise their voting rights in writing or through an electromagnetic method, such notice shall be dispatched at least two (2) weeks prior to the date of such meeting).

2.       With respect to a particular general meeting of shareholders, the period of notice prescribed in the preceding paragraph may be shortened, or the procedure for convening the said particular general meeting of shareholders may be omitted, with the unanimous consent of the shareholders; provided, however, that if shareholders who will not attend the said particular general meeting of shareholders are allowed to exercise their voting rights in writing or through an electromagnetic method, the period of notice or the procedure for convening the said particular general meeting may not be shortened or omitted.

3.       The notice of a general meeting of shareholders prescribed in Paragraph 1 of this Article shall list or record the matters specified by laws and regulations, and such notice shall be provided in writing or through an electromagnetic method in accordance with laws and regulations.

Article 15. Person to Preside at General Meetings of Shareholders

The Representative Director (if there are two (2) or more Representative Directors, any one of them) shall preside as chairman at general meetings of shareholders; provided, however, that if the Representative Director is unable to preside at a general meeting of shareholders (if there are two (2) or more Representative Directors, none of them are able to preside), the chairman of the meeting shall be elected by a resolution of the said general meeting of shareholders.

Article 16. Resolutions of General Meetings of Shareholders

Except as otherwise provided by laws and regulations or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be decided by a vote by a majority of the shareholders present thereat who hold more than one-half (1/2) of the voting rights held by all shareholders who are entitled to exercise their voting rights.

Article 17. Proxy Voting

1.       A shareholder may exercise his/her vote by proxy.

2.       In the event prescribed in the preceding paragraph, such shareholder or his/her proxy shall submit to the Company for each general meeting of shareholders to be attended a document evidencing the appointment of the proxy. Provided, however, that instead of submitting such document, such shareholder or his/her proxy may, in accordance with laws and regulations, provide to the Company through an electromagnetic method the matters which are required to be described in such document, if the Company so agrees.

Article 18. Minutes of General Meetings of Shareholders

With respect to the proceedings of general meetings of shareholders, minutes shall be prepared in accordance with laws and regulations, and shall be kept at the head office of the Company.

CHAPTER IV. DIRECTORS

Article 19. Number of Directors

The Company shall have one (1) or more directors.

Article 20. Election of Directors

1.       Directors shall be elected by a resolution made at a general meeting of shareholders.

2.       A resolution for the election of directors shall be decided by a vote by a majority of the shareholders present at a general meeting of shareholders who hold more than one-half (1/2) of the voting rights held by all shareholders who are entitled to exercise their voting rights.

3.       Cumulative voting shall not be used in electing directors by resolution.

Article 21. Term of Office of Directors

1.       The term of office of a director shall expire at the close of the ordinary general meeting of shareholders pertaining to the last business year ending within two (2) years after his/her election.

2.       The term of office of a director elected to fill a vacancy or elected due to an increase in the number of directors shall be concurrent with the remaining term of office of his/her predecessor or the directors in office at the time of his/her election, as the case may be.

Article 22. Representative Director

1.       Directors represent the Company.

2.       In the event there are two (2) or more directors, directors may elect a Representative Director from among themselves by a resolution of a general meeting of shareholders.

Article 23. Remuneration, Etc. of Directors

The remuneration, bonus and other proprietary benefits provided by the Company as compensation for the duties of directors shall be determined by a resolution made at a general meeting of shareholders.

CHAPTER V. ACCOUNTING

Article 24. Business Year

The business year of the Company shall commence on April 1 each year and end on March 31 the following year.

Article 25. Dividends from Surpluses, Etc.

1.       If dividends from surpluses are to be distributed pursuant to a resolution of an ordinary general meeting of shareholders, they shall be distributed to shareholders who are listed or recorded in the shareholders’ register (including registered stock pledgees) as of the close of the last day of the business year for which the dividends are declared. Dividends to be distributed pursuant to this paragraph shall not yield interest.

2.       In addition to the case prescribed in the preceding paragraph, the Company may distribute dividends from surpluses pursuant to a resolution of a general meeting of shareholders. Dividends to be distributed pursuant to this paragraph shall not yield interest.

3.       In the event that a shareholder has not received dividends of cash within three (3) years after the date on which the payment of such dividends was offered, the Company shall be released from its obligation to distribute such dividends.

CHAPTER VI. SUPPLEMENTARY PROVISIONS

Article 26. Shares to be Issued Upon Incorporation

The number of shares to be issued upon the incorporation of the Company shall be one (1) share, and the issue price thereof shall be one yen (¥1) per share.

Article 27. Amount or Minimum Amount of Assets to be Contributed Upon Incorporation

The amount of assets to be contributed to the Company upon incorporation of the Company shall be one yen (¥1).

Article 28. Capital and Capital Reserve Immediately After Establishment

Immediately after establishment, the amount of capital of the Company shall be one yen (¥1), and the amount of capital reserve shall be zero yen (¥0).

Article 29. Initial Director, Etc.

The Initial Director (setsuritsuji torishimariyaku) and the Initial Representative Director (setsuritsuji daihyo torishimariyaku) of the Company shall be as follows:

Initial Director:                               Masatoshi Kono
Initial Representative Director:      Masatoshi Kono

Article 30. First Business Year

The first business year of the Company shall be from the date of establishment of the Company until March 31, 2026.

Article 31. Location of Head Office at the Time of Incorporation

The location of the head office of the Company at the time of its establishment shall be as follows:

12-8, Musashino 2-chome, Akishima-shi, Tokyo

Article 32. Name and Address of Promoter, Number of Shares to be Allotted to Promoter and Amount to be Paid by Promoter)

The name and address of the promoter, the number of shares to be allotted to the promoter and the amount to be paid by the promoter are as follows:

Address:                                                 1-1, Hinodai 3-chome, Hino-shi, Tokyo
Name:                                                     Hino Motors, Ltd.
Number of shares to be allotted:            One (1) share
Amount to be paid:                                 one yen (¥1)

B. Matters related to the method for converting the consideration for the Share Exchange into cash

(A) Market on which the consideration for the Share Exchange is traded

The common shares of the Integrated Company are currently unlisted shares that are not traded on any financial instruments exchange markets; however, they are scheduled to be newly listed (technical listing) on the Prime Market of the Tokyo Stock Exchange on April 1, 2026, the effective date of the Share Exchange. The class A shares of the Integrated Company are unlisted shares; however, after the listing of the common shares of the Integrated Company, the class A shares of the Integrated Company can be traded on the Prime Market of the Tokyo Stock Exchange upon being converted into common shares.

(B) Entities acting as an intermediary, broker, or agent in the trading of the consideration for the Share Exchange

As stated in “(A) Market on which the consideration for the Share Exchange is traded” above, the common shares of the Integrated Company are currently unlisted shares that are not traded on any financial instruments exchange markets; however, they are scheduled to be newly listed (technical listing) on the Prime Market of the Tokyo Stock Exchange on April 1, 2026, the effective date of the Share Exchange. Upon such listing, the common shares of the Integrated Company can be traded through financial instruments business operators (securities companies). The class A shares of the Integrated Company are unlisted shares; however, after the listing of the common shares of the Integrated Company, the class A shares of the Integrated Company can be traded through financial instruments business operators (securities companies) upon being converted into common shares.

(C) Details of restriction on the transfer or other disposition of the consideration for the Share Exchange

Under the current Articles of Incorporation of the Integrated Company, the acquisition of common shares of the Integrated Company by transfer requires approval at a general meeting of shareholders of the Integrated Company. However, the common shares of the Integrated Company are scheduled to be newly listed (technical listing) on the Prime Market of the Tokyo Stock Exchange on April 1, 2026, and, prior to this, the Integrated Company plans to amend its Articles of Incorporation to abolish the provision regarding the above-mentioned share transfer restriction. Therefore, after the effective date of the Share Exchange, there will be no restriction on the transfer or other disposition of the common shares of the Integrated Company. With respect to the class A shares of the Integrated Company, it is planned that the Articles of Incorporation of the Integrated Company will stipulate that any acquisition of class A shares of the Integrated Company by transfer shall require the approval of the Board of Directors of the Integrated Company.

C. Matters related to the price when a market price exists for the consideration for the Share Exchange

The common shares and class A shares of the Integrated Company are currently unlisted shares that are not traded on any financial instruments exchange markets; thus, they do not have any applicable market price.

However, the common shares of the Integrated Company are scheduled to be newly listed (technical listing) on the Prime Market of the Tokyo Stock Exchange on April 1, 2026, and are expected to have a market price after the listing. Following the above-mentioned listing, the market price of the common shares of the Integrated Company and the changes thereof will be shown in the stock price information, chart displays, and the like disclosed by the Tokyo Stock Exchange at the following URL.

https://www.jpx.co.jp/english/index.html

D. Details of the balance sheet of the Integrated Company at its incorporation

As the Integrated Company is a corporation established on June 2, 2025, its initial fiscal year has yet to end.

The details of the balance sheet of the Integrated Company at its incorporation are as follows.

Balance Sheet of AIB, LTD. at incorporation
(In JPY)
Item	Amount	Item	Amount
Assets		Liabilities
Current Assets	1	Current liabilities	-
Cash	1
Non-current assets	-	Non-current liabilities	-
		Total liabilities	-
		Net assets
		Shareholders’ equity	1
		Share capital	1

		Additional paid in capital	-
		Retained earnings	-
		Net assets	1
Total assets	1	Total liabilities and net assets	1

(3) Matters related the appropriateness of provisions regarding stock acquisition rights pertaining to the Share Exchange

Not applicable.

(4) Matters related to financial statements and other related documents

A. Integrated Company

(A) Balance sheet at incorporation

The details of the balance sheet of the Integrated Company at its incorporation are as shown in “D. Details of the balance sheet of the Integrated Company at its incorporation” in “(2) Matters for reference regarding the exchange consideration” above.

(B) Disposition or the like of material assets of the Integrated Company after its incorporation

The Share Exchange Agreement and the Share Delivery Plan were approved by special resolution at the general meeting of shareholders of the Integrated Company on November 4, 2025 (for details, please refer to the “(Disclosure Update) Notice Concerning Execution of Share Exchange Agreement Regarding Business Integration of Hino Motors, Ltd. and Mitsubishi Fuso Truck and Bus Corporation,” published on October 20, 2025 and the timely disclosure published on November 4, 2025).

B. The Company

Disposition or the like of material assets of the Company after the last day of the most recent fiscal year

(Decision to implement the Third-Party Allotment)

At its Board of Directors meeting held on June 10, 2025, the Company resolved to implement the Third-Party Allotment and execute the Share Subscription Agreement with Toyota, and the Company executed the Share Subscription Agreement on the same date. For details of the Third-Party Allotment and the Share Subscription Agreement, please also refer to Proposed Resolution 2 and “Notice Concerning Issuance of Common Shares and Class A Shares by Way of Third-Party Allotment,” published by the Company on June 10, 2025.

(Transfer of Hamura Plant to Toyota)

At its Board of Directors meeting held on June 10, 2025, the Company resolved to transfer the Company’s Hamura Plant to Toyota. For details of such transfer, please also refer to “Notice Concerning Execution of Agreement Regarding Transfer of Hamura Plant to Toyota Motor Corporation,” published by the Company on June 10, 2025, and “(Disclosure Update) Notice Concerning Incorporation of Preparatory Company (Change of Subsidiary) upon Transfer of Hamura Plant to Toyota Motor Corporation,” published by the Company on August 21, 2025.

(Execution of the Share Exchange Agreement)

At its Board of Directors meeting held on October 20, 2025, the Company resolved to execute the Share Exchange Agreement with the Integrated Company as part of the Business Integration, and the Company executed the Share Exchange Agreement on the same date. An outline of the

Share Exchange Agreement is provided in “2. Outline of Share Exchange Agreement” above.

End

Reference Document for General Meeting of Class Shareholders

Proposed Resolution: Approval of the Share Exchange Agreement between the Company and AIB, LTD. *

* AIB, LTD. plans to change its trade name to ARCHION Corporation.

The details of the proposed resolution are provided in Proposed Resolution 3, “Approval of the Share Exchange Agreement between the Company and AIB, LTD.,” in the Reference Documents for Extraordinary General Shareholders Meeting.

If Proposed Resolutions 1 and 2 are approved at the extraordinary General Shareholders Meeting, as originally submitted, the Company will become a company with class shares. In light of the purpose, terms and conditions of the Share Exchange, the Company has determined that the Share Exchange is not likely to cause any detriment to its common shareholders; however, to be prudent, pursuant to Article 322, Paragraph 1, Item 11 of the Companies Act, the Company will hold the General Meeting of Class Shareholders, in conjunction with the extraordinary General Shareholders Meeting, to pass a resolution. Furthermore, in accordance with the provisions of the Articles of Incorporation as amended by Proposed Resolution 1 for the extraordinary General Shareholders Meeting, the common shareholders entitled to vote at the General Meeting of Class Shareholders will be the same as those entitled to vote at the extraordinary General Meeting Shareholders.

End